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CUSIP No. 302563101            SCHEDULE 13D                 Page 26 of 28
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                                    EXHIBIT 6
                               DIRECTOR AGREEMENT

                               DIRECTOR AGREEMENT

            This Director Agreement is made as of this 11th day of November 2003 ("Effective Date"), among Stilwell Value Partners III, L.P. (referred to as "Stilwell Value Partners III"), having its offices at 26 Broadway, 23rd Floor, New York, New York 10014, and John G. Rich, an individual with offices at 111 Broadway, Suite 1303, New York, New York 10006 ("Rich").

            WHEREAS, Stilwell Value Partners III is the beneficial owner of more than 1% of the common stock of FPIC Insurance Group, Inc. ("FPIC");

            WHEREAS, FPIC has agreed to appoint Rich, the nominee of Stilwell Value Partners III, to sit on FPIC's Boards of Directors ("Board") and its Audit Committee ("Committee");

            WHEREAS, Stilwell Value Partners III desires to remunerate Rich for agreeing to sit on the Board and the Committee as its nominee; and

            NOW THEREFORE,  in  consideration of the premises and other good and
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, the parties agree as follows:

            1. For as long as Rich sits on the Board and the Committee and Stilwell Value Partners III holds more than a 1% beneficial interest in the shares of FPIC, Stilwell Value Partners III shall pay to Rich compensation as follows: with respect to the fourth quarter of 2003, a sum equal to the difference between the amounts received or to be received by Rich from FPIC for director services performed in 2003, and $25,000, payable on January 1, 2004; with respect to the year 2004 and thereafter, the sum of $16,250.00 on the first day of each calendar quarter commencing April 1, 2004. Except as expressly set forth herein, Rich shall not be entitled to any other remuneration or payments from the Stilwell Value Partners III. If prior to any anniversary of the Effective Date, Rich leaves the Board and Committee or Stilwell Value Partners III's beneficial stake in FPIC decreases below 1% (either, a "Termination Event"), then the amount due Rich under this Section shall be pro-rated accordingly from the date of the Termination Event on a twelve month basis.

            2. In addition to the sums agreed to be paid to Rich under Section 1 and to the extent that they are not reimbursed by FPIC, Stilwell Value Partners III shall reimburse all of Rich's actual out of pocket expenses incurred in connection with serving on the Board and Committee, including, without limitation, telephone, postage, and travel expenses. If any such

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CUSIP No. 302563101            SCHEDULE 13D                 Page 27 of 28
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expenses are reimbursable by FPIC, prior to seeking  reimbursement from Stilwell
Value Partners III, Rich shall first seek reimbursement from FPIC.

            3. Rich agrees not to commit any act or engage in any activity that would disqualify him from sitting as a director of FPIC. Commencing on the Effective Date, Rich agrees to attend, in person, at least 75% of FPIC's Board meetings and Committee meetings during the twelve months following the Effective Date and for each twelve month period thereafter. Notwithstanding the foregoing, if any rules of FPIC require that directors attend a greater number of meetings, Rich agrees to attend such greater number of meetings.


            4. Nothing contained herein is intended to alter or affect Rich's fiduciary duties to the shareholders of FPIC, and Rich hereby covenants that he shall faithfully discharge such fiduciary duties.


            5. Rich covenants to Stilwell Value Partners III that he shall promptly disclose the existence and terms of this Agreement to FPIC so as to enable FPIC to timely report the existence of this Agreement in its SEC filings.


            6. Stilwell Value Partners III hereby indemnifies Rich to the same extent and scope as he is indemnified pursuant to Article X of FPIC's
Certificate of Incorporation or otherwise by law, but Rich shall first seek indemnification from FPIC before he is entitled to be indemnified by Stilwell Value Partners III. If FPIC fails or refuses to honor its obligations under
Article X of its Certificate of Incorporation or if FPIC refuses to advance payments to Rich under Section 10.2(a) thereof, Stilwell Value Partners III shall cover and advance payments to Rich, but Rich shall reasonably continue to seek payment from FPIC and reimburse Stilwell Value Partners III. Rich shall give Stilwell Value Partners III notice of the occurrence of an event requiring indemnification no later than 20 days after Rich has knowledge of a claim which has been asserted or threatened. Stilwell Value Partners III retains the sole right to select and retain counsel for Rich.

            7. Upon being seated as a director, it is anticipated by the parties hereto that pursuant to FPIC's director stock option program, Rich will be granted options to purchase 5,000 shares of common stock of FPIC. As a result of holding such options, under federal securities laws, Rich shall be deemed to be a "member" of the Schedule 13D reporting "group" of which Stilwell Value Partners III belongs. Stilwell Value Partners III shall therefore add Rich as a member of its Schedule 13D filing Group. In order to facilitate same, upon the execution of this Agreement, Rich shall execute and deliver the power of attorney, which is annexed hereto, appointing Joseph Stilwell as Rich's attorney-in-fact for purposes of Schedule 13D filings with respect to FPIC. Stilwell Value Partners III shall bear sole responsibility for the expenses incurred in connection with preparing and filing all Schedule 13D's in connection with FPIC. From time to time, Rich may receive from FPIC grants of shares or options to purchase shares.

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CUSIP No. 302563101            SCHEDULE 13D                 Page 28 of 28
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Rich  understands  that such  additional  grants from FPIC, and any purchases of
FPIC shares by him or his immediate family, may be subject to disclosure by Rich and Stilwell Value Partners III. Rich therefore covenants and agrees to inform Stilwell Value Partners III of any such grants or purchases within two (2) business days after the grant or purchase.

            8. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.


            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.


                                          /s/ Joseph Stilwell
                                          --------------------------------------
                                          Joseph  Stilwell,  Managing  and  Sole
                                          Member of Stilwell Value LLC., General
                                          Partner of Stilwell Value Partners III


                                          /s/  John Rich
                                          --------------------------------------
                                          John Rich